Exhibit (e)(14)

CONFIDENTIAL

AMENDMENT 16

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of September 18, 2025 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement by and between ALPS and the Trust dated as of April 11, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	USCF ETF Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS DISTRIBUTORS, INC.		USCF ETF TRUST

By:	/s/ Stephen Kyllo	By:	/s/ John P. Love
Name:	Stephen Kyllo	Name:	John P. Love
Title:	SVP & Director	Title:	President

Schedule A to this Amendment

Amendments

Effective as of Effective Date, the Existing Agreement is amended as follows:

1.	The current Appendix A (List of Funds) to Exhibit 1 of the Agreement shall be deleted in its entirety and replaced with a new Appendix A (List of Funds) to Exhibit 1 set forth below:

APPENDIX A

LIST OF FUNDS1

Effective as of September 18, 2025

USCF Dividend Income Fund

USCF Endowment Alternatives Fund

USCF Energy Commodity Strategy Absolute Return Fund

USCF Gold Strategy Plus Income Fund

USCF Lithium Strategy Fund

USCF Midstream Energy Income Fund

USCF Oil Plus Bitcoin Strategy Fund

USCF SummerHaven Dynamic Commodity Strategy No K-1 Fund

USCF Sustainable Battery Metals Strategy Fund

USCF Sustainable Commodity Strategy Fund

ALPS DISTRIBUTORS, INC.		USCF ETF TRUST

By:	/s/ Stephen Kyllo	By:	/s/ John P. Love
Name:	Stephen Kyllo	Name:	John P. Love
Title:	SVP & Director	Title:	President

1 This List of Funds may be amended upon execution of an updated List of Funds signed by the Parties hereto.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.
2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.
3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.
4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

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